UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 6, 2011

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Orbitz Worldwide, Inc. (the “Company”) approved an amendment to the Letter Agreement dated March 29, 2010 between Samuel M. Fulton, Senior Vice President, Global Product Strategy, and the Company (the “Letter Agreement”). The amendment to the Letter Agreement provides Mr. Fulton with an additional severance benefit to the severance benefits currently provided under the Letter Agreement. Specifically, in the event that, within one (1) year following a change in control, Mr. Fulton's employment with the Company is terminated other than for cause or if Mr. Fulton resigns due to a constructive termination, in addition to the severance benefits provided under the Letter Agreement, Mr. Fulton will also receive a lump sum payment equal to his annual target bonus in effect on the date of termination.

All severance benefits provided under the Letter Agreement and the amendment to the Letter Agreement are subject to the execution of a separation agreement and general release waiving all legal claims against the Company and a restrictive covenant agreement under which Mr. Fulton agrees not to compete against the Company, and not to solicit the Company's employees and customers, in each case for a period of twelve (12) months following his termination of employment with the Company.

The foregoing description of the amendment to the Letter Agreement is qualified in its entirety by the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.
10.1	Amendment to Letter Agreement dated March 29, 2010 between Orbitz Worldwide, Inc. and Samuel M. Fulton.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	December 12, 2011	By:	/s/ Russell Hammer
			Name:	Russell Hammer
			Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Letter Agreement dated March 29, 2010 between Orbitz Worldwide, Inc. and Samuel M. Fulton.